U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

For Registration of Certain Classes of Securities

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

Amendment No. 2

DELUXE CORPORATION

(Exact name of registrant as specified in its charter)

MINNESOTA (State or other jurisdiction of incorporation or organization)	41-0216800 (I.R.S. Employment Identification No.)

3600 Victoria Street North, Shoreview, MN 55126

(Address of principal executive offices)

Title of each class of securities to be so registered:	Name of each exchange on which each class is to be registered:

Rights to purchase Common Shares	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):  N/A

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.              Description of Registrant’s Securities to be Registered.

The Registration Statement on Form 8-A of Deluxe Corporation (the “Company”), dated February 17, 1988, as amended by that certain Registration Statement on Form 8-A/A-1 of the Company, dated February 7, 1997, is hereby further amended by the information set forth in the following paragraphs.

As of December 20, 2006, the Company amended and restated the Amended and Restated Rights Agreement, dated January 31, 1997 (as subsequently amended, the “Existing Agreement”) between the Company and Wells Fargo Bank, National Association (formerly known as Norwest Bank Minnesota, National Association), as Rights Agent. The following paragraphs summarize the principal amendments to the Existing Agreement effectuated through the December 20th amendment and restatement (the revised version of the Existing Agreement is herein referred to as the “Amended Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Agreement, a copy of which is filed herewith as Exhibit 4.1.

1.  Extension of Term.  The Amended Agreement extends the Final Expiration Date from January 31, 2007 to December 31, 2016.

2.  Increase in Triggering Percentage.  The definition of Acquiring Person was amended to increase the percentage ownership of the Company’s outstanding Common Stock required to become an Acquiring Person from 15% to 20%.

3.  Change in Allowance for Inadvertent Acquisitions.  The Amended Agreement provides that Persons who certify that they inadvertently acquired in excess of 19.9% of the outstanding Common Stock or did so without knowledge of the terms of the Rights will not be considered Acquiring Persons if they do not make further acquisitions, and if they, within a period of time set by the Board of Directors (the “Board”), divest themselves of a sufficient number of shares of Common Stock so that such Person would no longer be the Beneficial Owner of 20% or more of shares of Common Stock then outstanding.

4.  Provision for Substitute Consideration for Exchange of Rights.  The Amended Agreement provides the Board with the option to issue other securities or property, including cash (“Substitute Consideration”), to each holder of Rights in the event that there are not sufficient authorized but unissued shares of Common Stock to permit exercise in full of the Rights.

5.  Exercise Price.  The initial exercise price of a Right has been changed to $100 per share of Common Stock.

6.  TIDE Committee.  The Amended Agreement requires that members of the Board who have been determined by the Board to be “independent directors” in accordance with New York Stock Exchange listing standards shall select a committee comprised of non-management members of the Board (the “TIDE Committee”). The TIDE Committee shall, on a date no later than December 31, 2009, and at least once prior to each successive three-year anniversary thereof, meet to review the terms of the Amended Agreement, and then communicate its conclusions and recommendations to the Board including any modifications to the Amended Agreement, up to and including termination thereof. The TIDE Committee may set its own agenda, secure legal counsel or other advisors and review any information of the Company as it deems appropriate.

In addition to the amended provisions described above, the Amended Agreement also contains certain other modifications to the Existing Agreement. The foregoing description of the Amended Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement.

Item 2.	Exhibits.

Exhibit Number:	Description of Exhibit:

4.1

Amended and Restated Rights Agreement, dated as of December 20, 2006, between Deluxe Corporation and Wells Fargo Bank, National Association, as Rights Agent, which includes the Form of Right Certificate as Exhibit A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  December 21, 2006

DELUXE CORPORATION

/s/ Anthony C. Scarfone
Anthony C. Scarfone Senior Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit Number:	Description of Exhibit:

4.1

Amended and Restated Rights Agreement, dated as of December 20, 2006, between Deluxe Corporation and Wells Fargo Bank, National Association, as Rights Agent, which includes the Form of Right Certificate as Exhibit A.